Exhibit 99.(16)(a)

THIS REGISTRATION STATEMENT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS NOT EFFECTIVE. THE INFORMATION CONTAINED HEREIN IS NOT COMPLETE AND IS SUBJECT TO CHANGE. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION TO BUY. WE MAY NOT SELL THIS SECURITY UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE.

-NOT FOR PUBLIC USE-

Supplement dated [   ], 2023 to the Initial Summary Prospectus dated May 1, 2023, for the Pacific Quest variable annuity contracts issued by Pacific Life Insurance Company

The purpose of this supplement is to inform you of a new optional death benefit rider, Earnings Enhancement Death Benefit (including California version), that will be offered starting November [1], 2023, subject to availability. This supplement must be preceded or accompanied by the Initial Summary Prospectus (the “Prospectus”) for your Contract, as supplemented. All information on your Prospectus dated May 1, 2023, remains in effect unless otherwise supplemented. Capitalized terms used in this supplement are defined in your Prospectus unless otherwise defined herein. ‘‘We,’’ ‘‘us,’’ or ‘‘our’’ refer to Pacific Life Insurance Company; ‘‘you’’ or ‘‘your’’ refer to the Contract Owner. You can obtain a copy of the current Prospectus by contacting us at (800) 722-4448, or online at PacificLife.com/Prospectuses. Please retain it for future reference.

The Death Benefits paragraph in the OVERVIEW OF THE CONTRACT section is amended to include the following new death benefit option:

•	Earnings Enhancement Death Benefit (including California version)

The Optional Benefit Expenses in the Annual Contract Expenses subsection of the ADDITIONAL INFORMATION ABOUT FEES section is amended to include the following:

Optional Death Benefit Maximum Charge (as a percentage of Contract Value)
Earnings Enhancement Death Benefit (EEDB) (including California version)	[0.25]%

The following header and subsection is added to the BENEFITS AVAILABLE UNDER THE CONTRACT section:

Optional Death Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restriction/Limitations
Earnings Enhancement Death Benefit (including California version)	This benefit may enhance the death benefit, by adding an additional amount—based on the age of oldest Owner (oldest Annuitant in California) on rider effective date and Earnings—to the death benefit proceeds.	0.25% (as a percentage of Contract Value)

•  Available at Contract purchase and within 60 days of Contract Issue.

•  Owner and Annuitant must be 75 years or younger on the date of purchase.

•  Withdrawals are first taken from earnings in the Contract.

•  The enhanced amount percentage applied is based on the age of the oldest Owner (oldest Annuitant in California) on the rider effective date.

•  There is no additional amount added if there are no earnings on the Contract as of the date of death.

Optional Death Benefits (Additional Charges Apply)
Name of Benefit	Purpose	Maximum Annual Fee	Brief Description of Restriction/Limitations

•  An ownership change to an Owner who is older than 75 will terminate the rider (does not apply in California).

•  May not voluntarily terminate the rider.

•  Benefit and benefit charges terminate upon annuitization or when the Contract Value is reduced to zero.

Form No. [   ]